EXHIBIT 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES EXPANSION OF SHARE REPURCHASE PROGRAM
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND
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COVINGTON, LA (August 2, 2007) Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) announced today that its Board of Directors has approved an increase in the amount authorized for the purchase of the Company’s common stock in the open market to $100.0 million.

The Company also announced that the Board declared its regular quarterly dividend of $0.12 per share. The dividend will be payable on September 4, 2007 to holders of record on August 20, 2007.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 284 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and other risks detailed in POOL’s 2006 Annual Report on Form 10-K and 2007 Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com